SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) Jan. 11, 2012

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-3280	PUBLIC SERVICE COMPANY OF COLORADO	84-0296600
(a Colorado corporation)
1800 Larimer Street Suite 1100
Denver, Colorado 80202
(303) 571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On Nov. 22, 2011, Public Service Company of Colorado (PSCo), a Colorado Corporation and a wholly owned subsidiary of Xcel Energy Inc., filed a request with the Colorado Public Utilities Commission (CPUC) to increase Colorado retail electric rates by $141.9 million.  The request was based on a 2012 fully forecast test year, a 10.75 percent return on equity, a rate base of $5.4 billion and an equity ratio of 56 percent.  Final rates are expected to be effective in the summer of 2012.

On Nov. 23, 2011, PSCo filed a petition to implement interim rates of $100 million to be effective in January 2012.

On Dec. 23, 2011, certain parties filed comments on the interim rate request petition.  The CPUC Staff’s primary recommendation was for the CPUC to reject the interim rate request stating that PSCo’s strong financial condition did not warrant such rate increase and that PSCo had not shown that the drivers of the revenue deficiency were extraordinary.  Alternatively, if the CPUC did decide to approve the interim rate increase, the CPUC Staff recommended that the increase be in the range of $45.3 million to $57.1 million rather than the $100 million requested by PSCo based on the changed jurisdictional allocators due to the expiration of a large wholesale contract and an increase in depreciation expense due to the growth in plant in service.  The Colorado Office of Consumer Counsel (OCC) also opposed the interim rate increase.  However, if interim rates are granted, the OCC proposed that the CPUC limit the interim rate increase to $11.2 million.  In addition, certain PSCo customers filed comments opposing the interim rate increase.

On Jan. 11, 2012, the CPUC denied PSCo’s request to implement an interim electric rate increase of $100 million on the basis that it had not demonstrated adverse financial impacts.

We are disappointed by the CPUC’s decision to disallow interim rates and believe PSCO made the requisite showing of adversity under the new statutory provision. This decision will significantly increase the level of regulatory lag we are experiencing in Colorado and will have an adverse impact on our 2012 financial results.  PSCo is considering asking the CPUC to reconsider its decision.

In addition, we are experiencing sluggish electric and natural gas sales and demand, warmer than normal winter weather throughout our service territory and higher than anticipated property taxes.  We are committed to achieving our earnings guidance range and anticipate implementing cost reductions to help offset the impact of these negative factors.

However, the combination of all these factors, are projected to have a negative impact on our 2012 earnings forecast.  As a result, we now expect that our 2012 earnings will be at the lower end of the guidance range of $1.75 to $1.85 per share.

It is important to recognize that it is early in the year and we will continue to work on identifying and implementing management actions, which will allow us to deliver solid earnings growth in 2012.

Management plans to discuss these developments in greater detail during the fourth quarter and year end earnings conference call, scheduled for Feb. 2, 2012.

Except for the historical statements contained in this 8-K, the matters discussed herein, including our 2012 full year earnings per share guidance and assumptions and the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and PSCo have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or imposed environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy and PSCo in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s and PSCo’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 and Quarterly Report on Form 10-Q for the quarters ended March 31, June 30, and Sept. 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jan. 12, 2012	Xcel Energy Inc.
(a Minnesota corporation)
Public Service Company of Colorado
(a Colorado corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Senior Vice President and Chief Financial Officer